3. SHARE TRANSFER/MINIMUM RETAINED INVESTMENT

Reason for Transfer (Check one):

 Re-registration (name change, individual to trust, etc).

X Sale to a Third Party
$2.15 paid per Share

 Gift
Date of Gift:

 Death
Include a certified copy of the death certificate and a certified copy of the letters of testamentary or court appointment of the executor of the estate dated within 90 days along with the submission of this form.

 Family Dissolution
If this is a qualified account, include a certified copy of the Qualified Domestic Relations Order (“QDRO”) with the submission of this form.

Number of Shares Subject to this Transfer:

Number of Shares Retained by Current Owner:

Net Sales Proceeds for the Sale of the Shares: $

(If no consideration is paid for this transfer, please insert $0.00 for net sales proceeds.)

Signature of Current Owner                                                             Printed Name of Current Owner                                                            Date

Medallion Stamp Guarantee

Signature of Joint Current Owner, Trustee,	Printed Name of Joint Current Owner, Trustee	Date
Custodian or Authorized Person, if applicable	Custodian or Authorized Person, if applicable

Medallion Stamp Guarantee

TIER REIT, Inc.

Change of Ownership ~ Page 2 of 5